Exhibit 12.1

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

	Successor						Predecessor
(in millions, except for ratios)	For the Fiscal Year Ended June 30, 2011	For the Fiscal Year Ended June 30, 2010	For the Fiscal Year Ended June 30, 2009	For the Fiscal Year Ended June 30, 2008	For the Fiscal Year Ended June 30, 2007	For the Period April 10, 2007 to June 30, 2007	For the Period July 1, 2006 to April 9, 2007
Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	$(15.4)	$(246.1)	$(234.3)	$(542.7)	$(134.9)	$(168.0)	$33.1
Plus Fixed Charges:
Interest expense	166.0	161.6	183.2	204.3	58.1	45.6	12.5
Capital interest	0.1	1.4	—	—	—	—	—
Estimated interest within rental expense	6.0	6.7	6.6	4.6	0.9	0.9	3.6

Total Fixed Charges	172.1	169.7	189.8	208.9	59.0	46.5	16.1
Plus: amortization of capitalized interest	1.5	2.5	2.5	2.5	0.3	0.3	0.5
Less: Interest expense capitalized	0.1	1.4	—	—	—	—	—

Earnings	158.1	(75.3)	(42.0)	(331.3)	(75.6)	(121.2)	49.7

Ratio of earnings to fixed charges							3.1
Shortfall	(14.0)	(245.0)	(231.8)	(540.2)	(134.6)	(167.7)